EXHIBIT 99.1

Astra Announces Multi-Launch Contract and First Launch with Department of Defense

Space Force expected to fly demonstration launch no earlier than August 27th

Alameda, CA. August 5, 2021. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), today announced a launch window beginning August 27, 2021 for its first commercial orbital launch with the United States Space Force. Following this launch, Astra is under contract to perform a second launch later this year.

“We are thrilled to partner with Astra on this mission and believe this showcases critical low-cost, mobile and responsive launch capability,” said Colonel Carlos Quinones, Director, Department of Defense Space Test Program.

Space Force contracted the launch through the Defense Innovation Unit’s Other Transaction Agreement with Astra. Space Force will be launching a test payload for the Space Test Program (STP-27AD1).

“We’re excited to kick off a multi-launch campaign with the Space Force” said Chris Kemp, Founder, Chairman and CEO of Astra. “This orbital demonstration launch allows our team to verify numerous upgrades to our launch system.”

STP-27AD1 will be conducted from Astra’s Kodiak Spaceport, located at the Pacific Spaceport Complex in Kodiak, Alaska. The launch window will begin at 1:00PM PT, on Friday, August 27, 2021 and will be open through Saturday, September 11, 2021.

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra’s first flight to space was within 4 years of its inception, making it the fastest company to reach space. Visit www.astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, including Astra’s failure to meet the projected launch targets. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections and while Astra expects to meet this launch window a number of factors could impact our ability to successfully complete the launch described in this press release, including governmental or other restrictions that may be placed on travel in response to the increased COVID-19 transmission rates; delays that would result if critical members of our launch team were to be infected with the COVID-19 virus; setbacks we may face as we continue to test our rocket’s launch capability, governmental orders and decisions over which we have no control and those risks and uncertainties discussed from time to time in our filings with the Securities and Exchange Commission.

When we use the phrase “commercial orbital launch,” we mean a launch conducted under a FAA Commercial Launch License.

Media Contact:

Kati Dahm

kati@astra.com

Investor Contact:

Dane Lewis

dane@astra.com